EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Amy Ford
                          Director of Investor Relations
                          Cabot Microelectronics Corporation
                                                 (630) 499-2600

CABOT MICROELECTRONICS TO REPORT HIGHER THIRD FISCAL QUARTER
OPERATING EXPENSES DUE TO LITIGATION COSTS;
REVENUE AND GROSS MARGIN REMAIN STRONG

AURORA, IL, July 13, 2010 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today announced that its operating expenses increased significantly in the third fiscal quarter, ended June 30, 2010, due to higher litigation costs.  In addition, the company expects to report strong revenue and gross margin for the quarter.

The company expects to report operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, of approximately $34.5 million in the third fiscal quarter, or $2.4 million higher than the $32.1 million reported in the previous quarter. The increase from the prior period was primarily driven by higher expenses related to the company’s ongoing patent enforcement litigation with DuPont Air Products NanoMaterials, LLC during the third fiscal quarter.  Following completion of the jury trial on July 8, in which the company’s patents at issue were upheld, the company expects litigation costs to decrease significantly.  Given the increase in operating expenses in the third fiscal quarter, the company now expects to exceed its previous guidance range for full year operating expenses of $120 million to $125 million for fiscal 2010.

The company expects to report revenue of approximately $101.7 million for the third fiscal quarter, which represents its third consecutive quarter of record revenue, approximately 3 percent higher than in the prior quarter on continued strong demand for the company’s products.  In addition, the company expects to report a gross profit margin of approximately 49 percent of revenue in the third fiscal quarter.

As previously announced, Cabot Microelectronics will release full financial results for its third fiscal quarter on July 22, 2010.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 925 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2010 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2009, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.